Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-219966) and Form S-8 (Nos. 333-255071 and 333-250933) of Watermark Lodging Trust, Inc. of our report dated March 28, 2022 relating to the financial statements and financial statement schedules, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
New York, NY
March 28, 2022